Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc. D. Joseph Gersuk, CFO (800) 772-6446 x1608 jgersuk@AngioDynamics.com	EVC Group, Inc. Doug Sherk / Jenifer Kirtland (415) 896-6820 dsherk@evcgroup.com jkirtland@evcgroup.com	EVC Group, Inc. Chris Gale (646) 201-5431 cgale@evcgroup.com

AngioDynamics Reports Strong Finish to Fiscal 2010

•	Fourth Quarter Net Sales Increase 14% to $60.3 Million
•	First $1.0 Million NanoKnife® IRE System Net Sales Quarter
•	Record $16.1 Million Operating Cash Flow Quarter
•	Fourth Quarter Net Income Grows 29%
•	Company Provides Guidance for FY 2011
•	Conference Call Begins Today at 4:30 p.m. Eastern Time

ALBANY, NY (July 15, 2010) — AngioDynamics (NASDAQ: ANGO), a leading provider of innovative medical devices for the minimally-invasive treatment of cancer and peripheral vascular disease, today reported financial results for the fiscal fourth quarter and year ended May 31, 2010.

Net sales in the fourth quarter were $60.3 million, a 14% increase over the $52.8 million reported for the fourth quarter last year.  Gross margin was 58.0% compared with 61.9% a year ago, with the decline primarily attributable to lower selling prices for certain Peripheral Vascular and Access products in a competitive pricing environment, higher material costs for certain products, and product mix.  Operating income was $6.4 million in the quarter compared with $4.8 million a year ago, which included $702,000 in certain non-recurring costs.  Operating income grew 17% excluding non-recurring items.  Net income was $3.7 million, or $0.15 per share, compared with the prior year’s $2.9 million, or $0.12 per share, and $3.4 million, or $0.14 per share excluding non-recurring items.

Oncology/Surgery sales grew 35% to $16.8 million from the fourth quarter a year ago and included $1.0 million in NanoKnife IRE System sales.  Fiscal 2010 NanoKnife IRE System sales totaled $2.5 million.  Peripheral Vascular sales increased by 13% from the fourth quarter a year ago to $25.5 million.  Access sales were $18.0 million in the quarter, an increase of 1% from a year ago.

AngioDynamics generated cash flow from operations of $16.1 million in the fourth quarter and $40.0 million in the fiscal year.  The Company ended fiscal 2010 with $100.1 million in cash and investments, and $6.8 million in long-term debt.

For the fiscal year, net sales were $216.0 million, an 11% increase over the $195.1 million reported in fiscal 2009; gross margin was 58.8% compared with 61.6% for the prior year; operating income was $20.9 million compared with $16.1 million for the prior year, which included $3.7 million in certain non-recurring costs; and net income was $12.3 million, or $0.50 per share, compared with the prior year’s $9.9 million, or $0.41 per share, and $12.4 million, or $0.51 per share, excluding non-recurring items.

“There is much to like about our fourth quarter,” said Jan Keltjens, President and CEO. “With the significant increase in Oncology/Surgery sales, rising NanoKnife IRE System sales and growing demand for our Varicose Vein products, we achieved our highest level of organic sales growth in eight quarters and ended our fiscal year in a very strong position.  We met the challenge of the difficult pricing environment that continues to pressure our gross margin with tight operating expense control and excellent balance sheet management.  As a result, we delivered strong operating profit growth and record operating cash flow.

“We launched 11 new products in fiscal 2010 and we enter fiscal 2011 with several recently-introduced products that we believe will increase sales growth in our Access products,” continued Mr. Keltjens.  “While we expect the pricing environment to remain challenging, due to our focus on high growth markets, innovation and operating leverage, AngioDynamics is well positioned for profitable growth in the years ahead.”

Highlights of the quarter, and more recent activities, include the following:

•
Continued strong clinical interest in AngioDynamics’ NanoKnife IRE System resulted in the treatment of an additional 76 patients since March 31 2010. The number of patients treated to date with the NanoKnife system now totals 230.  Procedures have been performed in many organs, including prostate, liver, lung, and pancreas.

•	Four hospitals entered into a commercial agreement for the NanoKnife IRE System during the fourth quarter, including the first center outside the U.S.

•
The first patient treatment was completed in the pilot study of the use of the Company’s NanoKnife IRE System in the treatment of early stage hepatocellular carcinoma (HCC), or primary liver cancer.  This clinical trial is being conducted under the supervision of Dr. Jordi Bruix of the Barcelona Liver Cancer Group of the University of Barcelona and Dr. Riccardo Lencioni of the University of Pisa School of Medicine.  Updates on the status of the study, titled “A Prospective, Multi-Center, Clinical Trial Using Irreversible Electroporation (IRE) for the Treatment of Early-Stage Hepatocellular Carcinoma (HCC),” can be found at www.clinicaltrials.gov.

•
An article, “Irreversible Electroporation: A New Challenge in ‘Out of Operating Theater’ Anesthesia,” authored by Christine Ball, MBBS; Kenneth R. Thomson, MD; and Helen Kavnoudias, PhD, was published in Anesthesia & Analgesia, May 2010, Volume 110, Number 5.

•
The new Morpheus® Smart PICC Triple Lumen CT PICC was introduced.  The product features Smart Taper™ technology, allowing the catheter to quickly taper from a seven French diameter to a precise six French diameter, improving blood flow and reducing the risk of thrombosis.

•
The Company expanded its Smart Port CT family of power-injectable ports, featuring its patented Vortex® port technology, to include low-profile and mini models for repeated treatments such as chemotherapy and for use with computed tomography (CT). The new models offer additional placement options for specialized anatomies, such as smaller patients.

Fiscal 2011 Guidance

The Company’s outlook for fiscal 2011 is as follows:

•	Net sales in the range of $230 million to $235 million, an increase of 6% to 9% over fiscal 2010 net sales
•	Gross margin in the range of 58% to 59% of net sales
•	GAAP operating income in the range of $22.5 million to $23.5 million, an increase of 8% to 13%
•	EBITDA in the range of $35 million to $36 million
•	GAAP EPS in the range of $0.53 to $0.56, an increase of 6% to 12%, inclusive of a $0.23 EPS impact from the IRE program

Conference Call

AngioDynamics management will host a conference call to discuss its fiscal fourth quarter results today beginning at 4:30 p.m. Eastern Time. To participate in the live call by telephone, please dial 1 (877) 941-2332.

In addition, individuals can listen to the call on the Internet by visiting the investor relations portion of the AngioDynamics Web site at http://investors.angiodynamics.com. To listen to the live call, please go to the Web site 15 minutes prior to its start to register, download and install the necessary audio software.  In addition, a replay of the call will be available at http://investors.angiodynamics.com.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in AngioDynamics’ business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, AngioDynamics has reported non-GAAP EBITDA (income before interest, taxes, depreciation and amortization). Management uses this measure in its internal analysis and review of operational performance. Management believes that this measure provides investors with useful information in comparing AngioDynamics’ performance over different periods. By using this non-GAAP measure, management believes that investors get a better picture of the performance of AngioDynamics’ underlying business. Management encourages investors to review AngioDynamics’ financial results prepared in accordance with GAAP to understand AngioDynamics’ performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on AngioDynamics’ financial results. Please see the tables that follow for a reconciliation of Operating Income to non-GAAP measures.

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative medical devices used by interventional radiologists, surgeons and other physicians for the minimally-invasive treatment of cancer and peripheral vascular disease.  AngioDynamics’ diverse product lines include market-leading radiofrequency and irreversible electroporation ablation systems, vascular access products, angiographic products and accessories, dialysis products, angioplasty products, drainage products, thrombolytic products, embolization products and venous products. More information is available at www.angiodynamics.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics’ expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as “expects,” “reaffirms” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” or variations of such words and similar expressions, are forward-looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ from AngioDynamics’ expectations. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the ability of AngioDynamics to develop its existing and new products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, the results of on-going litigation, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to integrate purchased businesses, as well as the risk factors listed from time to time in AngioDynamics’ SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2009. AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

In the United States, NanoKnife has been cleared by the FDA for use in the surgical ablation of soft tissue. This document may discuss the use of NanoKnife for specific clinical indications for which it is not cleared in the United States at this time.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three months ended		Twelve months ended
	May 31,	May 31,	May 31,	May 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)	(2)

Net sales	$60,277	$52,820	$216,035	$195,054
Cost of sales	25,320	20,127	89,066	74,989
Gross profit	34,957	32,693	126,969	120,065
% of net sales	58.0%	61.9%	58.8%	61.6%

Operating expenses
Research and development	5,374	4,835	19,275	17,914
Sales and marketing	16,491	16,281	60,923	57,797
General and administrative	4,254	3,803	16,437	15,381
Non-recurring costs	-	702	-	3,743
Amortization of intangibles	2,456	2,310	9,463	9,126
Total operating expenses	28,575	27,931	106,098	103,961
Operating income	6,382	4,762	20,871	16,104
Other income (expense), net	(563)	(294)	(1,252)	(952)
Income before income taxes	5,819	4,468	19,619	15,152
Provision for income taxes	2,081	1,566	7,307	5,220
Net income	$3,738	$2,902	$12,312	$9,932

Earnings per common share
Basic	$0.15	$0.12	$0.50	$0.41
Diluted	$0.15	$0.12	$0.50	$0.41

Weighted average common shares
Basic	24,743	24,427	24,580	24,363
Diluted	24,969	24,544	24,787	24,513

(2) Derived from audited financial statements

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

Reconciliation of Operating Income to non-GAAP EBITDA:

	Three months ended		Twelve months ended
	May 31,	May 31,	May 31,	May 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Operating income	$6,382	$4,762	$20,871	$16,104

Amortization of intangibles	2,456	2,310	9,463	9,126
Depreciation	747	689	2,996	2,687
EBITDA	$9,585	$7,761	$33,330	$27,917

EBITDA per common share
Basic	$0.39	$0.32	$1.36	$1.15
Diluted	$0.38	$0.32	$1.34	$1.14

Weighted average common shares
Basic	24,743	24,427	24,580	24,363
Diluted	24,969	24,544	24,787	24,513

ANGIODYNAMICS, INC. AND SUBSIDIARIES
NET SALES BY BUSINESS UNIT AND BY GEOGRAPHY
(in thousands)

	Three months ended		Twelve months ended
	May 31,	May 31,	May 31,	May 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)	(2)

Net Sales by Business Unit
Peripheral Vascular	$25,524	$22,510	$92,163	$83,457
Access	17,994	17,881	66,988	66,812
Oncology/Surgery	16,759	12,429	56,884	44,785
Total	$60,277	$52,820	$216,035	$195,054

Net Sales by Geography
United States	$54,152	$47,144	$192,933	$173,406
International	6,125	5,676	23,102	21,648
Total	$60,277	$52,820	$216,035	$195,054

(2) Derived from audited financial statements

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	May 31,	May 31,
	2010	2009
	(unaudited)	(2)
Assets
Current Assets
Cash and cash equivalents	$58,763	$27,909
Marketable securities	41,311	40,278
Total cash and investments	100,074	68,187

Receivables, net	29,838	27,181
Inventories, net	29,216	36,928
Deferred income taxes	5,281	9,337
Prepaid income taxes	5,525	3,694
Prepaid expenses and other	1,426	3,271
Total current assets	171,360	148,598

Property, plant and equipment, net	24,193	22,183
Intangible assets, net	58,352	67,770
Goodwill	161,974	161,974
Deferred income taxes	2,527	4,263
Other non-current assets	5,519	3,915
Total Assets	$423,925	$408,703

Liabilities and Stockholders' Equity
Current portion of long-term debt	$260	$265
Contractual payments on acquisition of business, net	-	5,227
Other current liabilities	25,766	24,207
Long-term debt, net of current portion	6,550	6,810
Total Liabilities	32,576	36,509

Stockholders' equity	391,349	372,194
Total Liabilities and Stockholders' Equity	$423,925	$408,703

Shares outstanding	24,747	24,428

(2) Derived from audited financial statements

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Twelve months ended
	May 31,	May 31,
	2010	2009
	(unaudited)	(2)

Cash flows from operating activities:
Net income	$12,312	$9,932
Depreciation and amortization	12,459	11,813
Tax effect of exercise of stock options	(529)	(149)
Deferred income taxes	5,877	4,267
Stock-based compensation	4,876	5,793
Other	(940)	1,611
Changes in operating assets and liabilities
Receivables	(2,613)	351
Inventories	8,302	(10,532)
Accounts payable and accrued liabilities	1,522	5,566
Litigation provision	-	(6,757)
Other	(1,307)	(1,953)
Net cash provided by operating activities	39,959	19,942

Cash flows from investing activities:
Additions to property, plant and equipment	(5,042)	(4,361)
Acquisition of intangible assets and businesses	(5,411)	(17,078)
Change in restricted cash	-	68
Purchases, sales and maturities of marketable securities, net	(1,324)	5,672
Net cash provided by (used in) investing activities	(11,777)	(15,699)

Cash flows from financing activities:
Repayment of long-term debt	(265)	(10,040)
Proceeds from exercise of stock options and ESPP	2,983	1,774
Net cash provided by (used in) financing activities	2,718	(8,266)

Effect of exchange rate changes on cash	(46)	(108)
Increase (Decrease) in cash and cash equivalents	30,854	(4,131)

Cash and cash equivalents
Beginning of period	27,909	32,040
End of period	$58,763	$27,909

(2) Derived from audited financial statements